CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Funds Trust:

We consent to the use of our report, dated June 9, 2017, with respect to the financial statements and financial highlights of Putnam Multi-Cap Core Fund, a series of Putnam Funds Trust, included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
May 14, 2018